Exhibit 99.1

2011 Mercantile Bancorp, Inc. Annual Meeting Comments by Ted T. Awerkamp,
President and CEO
May 23, 2011

[Forward-looking statements disclaimer presented to attendees]

I welcome all and thank you for attending.

I emphasize to those present today that though a tremendous amount of effort has been expended, the limitations on access to working capital have – and will continue – to hinder real progress for the company.

The reality is that not all our banks in the holding company are critically strained by capital, but all of our banks fall under the cross-guarantee provision of the Federal Reserve Bank – known as the source-of-strength doctrine – for each bank to act in support of all the other banks in the holding company.  That means if Royal Palm or Heartland Bank is struggling, Mercantile Bank may become obligated to support it, for example, and vice versa.  As a result of this regulatory constraint, we can’t simply jettison the problematic banks and keep the stronger ones.  It is a very complex challenge to initiate a simple solution toward.

These and other regulatory requirements have restricted our options and directed our actions.

As we have discussed before, the Company’s Board of Directors initiated a process two years ago to identify and evaluate a broad range of strategic alternatives to strengthen the Company’s capital base. These strategic alternatives have included and may include sales of assets including the banks, rationalization of non-business operations, consolidation of operations, closing of branches, mergers of subsidiaries, capital raising and other recapitalization transactions.  We retained outside financial and legal advisors to assist with the evaluation and oversight of these options and transactions.

As a result, we have sold three banks and eliminated much of our debt.  We have merged subsidiaries selectively to achieve additional efficiencies.  We have aggressively controlled costs throughout the Company, and today we are much leaner. As you know, we tried to raise capital from our shareholders through a rights offering, but that was not successful.

Further, we have reached out, through our qualified investment banker, to many institutions regarding potential capital-raising transactions.  Our long-term debt structure, which is the trust-preferred securities, has made raising capital from third parties challenging.  Nevertheless, we continue to explore the options and potential parties who can help us achieve our goals.  All options are on the table, and we will continue to work diligently toward an equitable solution.

It is worth noting as well that the access to standard working capital debt or equity, as well as healthy banking companies consideration of strategic capital alternatives, are severely hampered by the simple fact of Loss Share inducements provided by the Federal Deposit Insurance Corporation to institutions who agree to consider assisting a troubled entity.

I close informing that the banks and their daily operations for their customers are operating as expected.  Yes, the banks have credits that were severely affected by the economic storm that devastated real estate values in some parts of the country, and we are responsible to develop a solution to recapitalize the same, but the day to day business of the banks continues properly.

I will now open for questions but please understand I am limited to discussing what activity or actions have been disclosed to date, unable to comment on confidential matters not yet publicly disclosed.